McAfee, Inc. Reports Preliminary First Quarter Revenue of $314 million

    -- Company Delivers Consistency with Nine Consecutive Quarters of Record
                     Revenues, Excluding Divested Businesses

      SANTA CLARA, Calif., April 26 /PRNewswire-FirstCall/ -- McAfee, Inc. (NYSE: MFE) today announced preliminary unaudited results for the first quarter ended March 31, 2007. These results are preliminary because, as previously announced, McAfee has determined that it will need to restate its historical financial statements to record additional non-cash charges associated with past stock option grants and to reflect the related tax impact for stock-based compensation expense over a 10-year period. McAfee believes this restatement is likely to result in aggregate non-cash charges in the range of $100 million to $150 million. In addition, McAfee expects the restatement to include other adjustments to certain balance sheet and income statement accounts that will affect its previously reported results. Excluding stock-based compensation, the Company expects that any adjustments in the income statement results will be principally timing-related. McAfee intends to file restated financial results and related periodic reports as soon as practicable.

      "McAfee had a very strong first quarter with record revenue, excluding divested businesses, of $314 million," said Dave DeWalt, McAfee's chief executive officer and president. "The management team has positioned the Company to capitalize on the growing demand for security with an innovative mix of technologies and solutions that meet the needs of our diverse customer base." DeWalt continued, "There is opportunity in the fact that the security industry has no single, dominant vendor, while its markets are growing and its products are increasingly critical for customers. We are executing on 2007 initiatives that leverage our security risk management strategy and position us to become the market leader in this vital space."

      All results and guidance reported today are presented without taking into account any adjustments to either current or previously reported results that may be required in connection with the restatement and should be considered preliminary until McAfee files its amended historical financial statements and its Form 10-Q for the first quarter ended March 31, 2007. As indicated above, the restatement also will affect the historical financial metrics provided herein for the first quarter 2007 and 2006 due to adjustments other than for stock-based compensation expense.

      First Quarter Financial Highlights and Operational Metrics:

    $ in Millions, except per share
     and % change data
                                               Q1 2007     Q1 2006    % Change
                                              ---------   ---------   ---------

Total Net Revenue                             $   314.2   $   272.0          16

GAAP Operating Income                         $    48.0   $    50.2          (4)
GAAP Net Income                               $    46.2   $    40.9          13
GAAP Net Income Per
 Share (Diluted)                              $    0.28   $    0.25          12

Non-GAAP Operating Income*                    $    84.2   $    72.3          16
Non-GAAP Net Income*                          $    71.6   $    61.5          16
Non-GAAP Net Income Per
 Share* (Diluted)                             $    0.44   $    0.37          19

Deferred Revenue                              $     894   $     776          15
Cash & Equivalents &
 Investments                                  $   1,342   $   1,138          18

* A complete reconciliation of GAAP to non-GAAP results is set forth in the attachment to this press release.

      First Quarter Operating Summary:
      North America revenue of $164 million accounted for 52 percent of first quarter 2007 revenue, up 9 percent from $151 million, or 55 percent, of first quarter 2006 revenue. Compared with the first quarter of 2006, revenues from Europe and the Middle East grew by 24 percent, Japan grew by 18 percent, Asia Pacific grew by 35 percent and Latin America grew by 26 percent.

      Revenue from corporate customers grew to $185 million in the first quarter of 2007, a 16 percent gain over the same period last year. First-quarter corporate business was driven primarily by execution in our network protection and management businesses, combined with growing sales of McAfee's Total Protection solutions for enterprise and small and medium businesses. During the quarter we closed 226 deals over $100,000, 15 deals over $500,000 and 6 deals over $1.0 million.

      Consumer revenue was $129 million in the first quarter of 2007, a 16 percent gain over the same period last year. During the first quarter of 2007 we signed or extended 21 agreements and launched 62 new or enhanced online partners, including extending our relationship with AOL. McAfee also continues to aggressively distribute McAfee SiteAdvisor, the world's first safe search and surf technology, which has already been downloaded approximately 50 million times by Internet users worldwide.

      Effective this quarter, management will no longer provide data on bookings. We believe this decision is generally consistent with industry practice and supports our goal to limit the number of non-GAAP financial measures that we report.

      "First quarter results were better than expected due to good sales performance across our geographies versus expectations, higher in-period realization rates relating to product mix, and lower market development fund spending," said Eric Brown, chief financial officer and chief operating officer. "As we look to the remainder of 2007, our expectations remain consistent with previous guidance, reflecting the steady trends we see in our business."

      Financial Outlook:
      McAfee expects net revenue in the second quarter of 2007 of $295 million to $310 million.

      The Company expects second quarter 2007 GAAP net income of $0.18 to $0.23 per share and non-GAAP net income of $0.33 to $0.38 per share on a diluted basis.

      For the full year 2007, McAfee expects net revenue of $1.220 billion to $1.295 billion.

      The Company expects full-year 2007 GAAP net income of $1.07 to $1.27 per share and non-GAAP net income of $1.55 to $1.65 per share, each on a diluted basis.

      This guidance reflects an assumed 24 percent GAAP tax rate and a 27 percent non-GAAP tax rate. See the reconciliation of projected GAAP net income per share to projected non-GAAP net income per share attached to this press release.

      Balance Sheet and Cash Flow Summary:
      The Company's balance sheet at March 31, 2007, included cash, cash equivalents, and investments of $1.342 billion.

      Deferred revenue was $894 million at the end of the first quarter of 2007, a 15 percent increase over the first quarter of 2006. Approximately 84 percent of revenue during the first quarter came from recognition of deferred revenue on the balance sheet.

      During the first quarter, the Company generated approximately $102 million in cash flow from operations. Days sales outstanding (DSOs) were 42 days.

      "With $102 million in cash generated from operations this quarter, more than $1.3 billion in cash, cash equivalents and investments and no debt on the balance sheet, we have a great deal of financial flexibility as we consider ways to build on our position as the leading dedicated security company," said DeWalt. "We intend to apply our security expertise and our financial resources in ways that generate the maximum returns for stockholders."

      Capital Management:
      McAfee intends to invest its surplus cash in research and development, small- to mid-size strategic acquisitions that promise to accelerate profitable growth, and in the repurchase of its shares. However, the Company cannot repurchase shares until it files restated financial results. Upon the filing of amended historical financial statements and outstanding reports, the Company may resume share repurchases. McAfee's Board has previously authorized repurchases up to $246 million through October 25, 2007.

      Business Highlights:
      -- Dave DeWalt, newly named as chief executive officer and president, began a far-reaching effort to meet with customers, partners, employees and stockholders as part of his plans to leverage McAfee's business strategy, relationships and opportunities
      -- Released McAfee Data Loss Protection Host and announced McAfee Data Loss Prevention Gateway as additions to its Security Risk Management Portfolio, creating the industry's most comprehensive solution for preventing both accidental and malicious loss of confidential data
      -- Availability of Total Protection for Enterprise to Federal agencies through the government-wide SmartBUY program-a program that allows the Federal government to leverage its purchasing power to secure lower prices for software
      -- Released the McAfee OK program, a mobile content inspection and certification program that creates a trusted and safe content experience for mobile phone users
      -- Showcased findings from McAfee Avert Labs that its consumer security software and services have blocked over 1.6 billion pieces of malware since these programs first came into widespread existence starting in the year 2000
      -- McAfee SiteAdvisor unveiled the "Mapping the Mal Web" research report that offers a global map of the riskiest, and the safest, places to surf and search on the World Wide Web. The study estimates that each month, Internet users make more than 550 million clicks to risky Web sites. In addition, McAfee expanded the global reach of McAfee SiteAdvisor Plus to include support for 15 languages and dialects.
      -- Announced availability of a commissioned research report targeting enterprises. Findings from a global research report, "Datagate: The Next Inevitable Corporate Disaster?", revealed a widespread belief that a major security breach, even an unintentional one, could lead to the collapse of a major corporation. In addition, the Company released findings that reveal mobile operators globally are experiencing more mobile malware attacks than ever before, and spending more time and money on recovery from these attacks. McAfee and MessageLabs also released global research that reveals the majority of small- and medium-sized businesses believe an IT security breach would be detrimental in achieving their business priorities.
      -- Enterprise customers continued to turn to McAfee for its range of products, including customers who signed contracts in the first quarter such as Continental Airlines and Tenet Healthcare Corporation
      -- McAfee and VeriSign jointly announced a partnership that will automatically enable consumers using Microsoft Internet Explorer 7 operating on Windows XP to get the new Extended Validation functionality for sites that use VeriSign SSL Certificates
      -- McAfee and USRobotics(R) announced they have joined forces to offer enhanced security to users in the U.S. and Canada
      -- McAfee received third-party validation on its award-winning products:
      -- McAfee SecurityAlliance received CMP Technology's VARBusiness magazine's Five-Star rating for the 3rd consecutive year, acknowledging a strong commitment and strength of its global partner program for IT solution providers
      -- McAfee VirusScan Enterprise received the ICSA Labs certification for successful completion of testing under ICSA's most rigorous security standards. The product also received a gold medal in the anti-malware category for Information Security Magazine's Readers Choice award.
      -- McAfee Policy Enforcer received the top score in a network access control product round-up conducted by InfoWorld Magazine and was named a Reader Trust Award Finalist for Best Security Management by SC Magazine

      -- McAfee AntiSpyware Enterprise received top honors in Redmond Magazine's 2007 Readers' Choice Awards and a gold medal from Information Security Magazine for the Reader's Choice award in the anti-malware category
      -- McAfee Total Protection for small business received the 2007 Small Business Computing Excellence in Technology Award for network security
      -- McAfee SiteAdvisor received the Best Technology Award from Actualidad Economica business magazine in Spain and was acknowledged by the U.S. Department of Commerce with its "Recognition of Excellence in Innovation" honor
      -- McAfee won the most awards of any vendor at the 2007 SC Magazine's European Annual Award. The company won Best Anti-Malware Solution for McAfee Secure Internet Gateway, Best Anti-Malware Solution for McAfee Policy Enforcer and Best SME Security Solution for McAfee Total Protection for Small Business
      -- McAfee launched the official podcast show of McAfee Avert Labs titled, "AudioParasitics"
      -- McAfee and the Rochester Institute of Technology completed their third annual computer security competition titled, "Build and Defend Your Digital Fortress"

      Conference Call Information:
      -- The Company will host a conference call today at 1:30 p.m. Pacific, 4:30 p.m. Eastern to discuss its quarterly results. Participants should call (800) 809-7467 (U.S. toll-free) or (706) 679-4671
            (international), conference name: 2126750.
      -- Attendees should dial in at least 15 minutes prior to the conference call
      --    A replay of the call will be available until May 10, 2007 by calling
            (800) 642-1687 (U.S. toll-free) or (706) 645-9291 (international)
      -- A Web cast of the call may also be found on the Internet through McAfee's Investor Relations Web site at http://investor.mcafee.com

      Disclosure Statements:
      Non-GAAP net income and non-GAAP operating income for the first quarter ended March 31, 2007, exclude amortization of purchased technology and intangibles expense, non-cash stock-based compensation charges, retention bonuses and severance payments related to acquisitions, gain or loss on sale of assets and technology, restructuring charges, and SEC and compliance costs. Non-GAAP net income assumes an effective tax rate of 27 percent for 2007. Management believes that the 27 percent non-GAAP effective tax rate reflects a long-term normalized tax rate under the global McAfee legal entity and tax structure as of the period end. Management uses non-GAAP net income and non-GAAP operating results to evaluate the Company's operating performance and believes that excluding these items enhances the ability of management and investors to evaluate McAfee's comparable historical operating results.

      Discussion of Non-GAAP Financial Measures:
      Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross profit, operating income and net income, which we will refer to as "non-GAAP gross profit," "non-GAAP operating income" and "non-GAAP net income." Non-GAAP gross profit excludes amortization of purchased technology and non-cash stock-based compensation charges. Non-GAAP net income and non- GAAP operating income exclude amortization of purchased technology and intangibles expense, non-cash stock-based compensation charges, retention bonuses and severance payments related to acquisitions, gain or loss on sale of assets and technology, restructuring charges, SEC and compliance costs, provision for income taxes and certain other items. Management used a 27 percent non-GAAP effective tax rate to calculate non-GAAP net income in 2007 and 2006. Management believes that the 27 effective tax rate in each respective period is reflective of a long-term normalized tax rate under the global McAfee legal entity and tax structure as of the respective period end.

      Non-GAAP gross profit, non-GAAP operating income and non-GAAP net income are supplemental measures of our performance that are not required by, or presented in accordance with GAAP. The presentation of these non-GAAP financial measures are not intended to be used in isolation and, moreover, they should not be considered as a substitute for gross profit, operating income, net income or any other performance measure determined in accordance with GAAP. We present non-GAAP gross profit, non-GAAP operating income and non-GAAP net income because we consider each to be an important supplemental measure of our performance. Management uses these non-GAAP financial measures to make operational and investment decisions, to evaluate the Company's performance, to forecast and to determine compensation. Further, management believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance when planning, forecasting and analyzing future periods. We further believe that these non-GAAP financial measures are useful to investors in providing greater transparency to the information used by management in its operational decision making.

      In calculating non-GAAP gross profit, non-GAAP operating income and non-GAAP net income, management excludes certain items to facilitate its review of the comparability of the Company's operating performance on a period-to-period basis because such items are not, in management's view, related to the Company's ongoing operating performance. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. See the footnotes to the "Reconciliation of GAAP to Non-GAAP Financial Measures" for a discussion of the specific categories excluded from GAAP net income in the calculation of non-GAAP net income.

      We believe that the use of calculating non-GAAP gross profit, non-GAAP operating income and non-GAAP net income also facilitates a comparison of McAfee's underlying operating performance with that of other companies in our industry, which use similar non-GAAP financial measures to supplement their GAAP results. However, calculating non-GAAP gross profit, non-GAAP operating income and non-GAAP net income have limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for GAAP gross profit, operating income and net income. In the future, we expect to continue to incur expenses similar to certain of the non-GAAP adjustments described above and exclusion of these items in the presentation of our non- GAAP financial measures should not be construed as an inference that all of these costs are unusual, infrequent or non-recurring. Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Some of the limitations in relying on non-GAAP net income are:

      -- Amortization of purchased technology and intangibles, though not directly affecting our current cash position, represents the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.
      -- The Company regularly engages in acquisition and assimilation activities as part of its ongoing business. Therefore we expect to continue to experience acquisition and retention bonuses and in-process research and development charges related to merger and acquisition activity in future periods.
      -- The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 27 percent rate assumed in our non-GAAP financial measures for 2007 and 2006.
      -- Other companies, including other companies in our industry, may calculate non-GAAP net income differently than we do, limiting its usefulness as a comparative tool.

      In addition, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in the Company's financial results for the foreseeable future. The Company compensates for these limitations by providing specific information regarding the GAAP amounts excluded from the non-GAAP financial measures. The Company further compensates for the limitations of our use of non-GAAP financial measures by presenting comparable GAAP measures more prominently. The Company evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial measure.

      Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our GAAP net income. For more information, see the consolidated statements of income and the "Reconciliation of GAAP to Non-GAAP Financial Measures" contained in this press release.

      Forward-Looking Statements:
      This release contains forward-looking statements, which include those regarding the preliminary unaudited results for the first quarter ended March 31, 2007 and guidance on expected operating results for the second quarter and full year 2007, the anticipated timing for McAfee's filing of the restatements of its historical financial statements and related periodic reports, expectations regarding McAfee's business strategy, relationships and opportunities, the benefits of McAfee's security solutions, expectations regarding the application of McAfee's security expertise and financial resources and the intended use of surplus cash. Actual results could vary, perhaps materially, and the expected results may not occur. In particular, McAfee may be required to make adjustments to its unaudited preliminary first quarter results, as well as to its financial results previously reported for prior periods, as a result of its review into past stock option grants and the announced restatement. In addition, actual results are subject to other risks, including that McAfee may not achieve its planned revenue realization rates, succeed in its efforts to grow its business or combat effectively the security threats of the future, build upon its technology leadership, leverage its relationships and opportunities to the degree expected, or capture market share, notwithstanding related commitment or related investment. The Company may not benefit from its strategic alliances or partnerships as anticipated, customers may not respond as favorably as anticipated to the Company's product or technical support offerings, the Company's product and service offerings may not continue to interoperate effectively with newly developed operating systems, including Microsoft's Windows Vista, or the Company may not satisfactorily anticipate or meet its customers' needs or expectations. Actual results are also subject to a number of other factors, including customer and distributor demand fluctuations and macro and other economic conditions both in the United States and internationally. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in McAfee's filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2005, and its quarterly report filed on Form 10-Q for the first quarter of 2006.

      Financial Tables:
      The completion of the ongoing review of past stock option grants will result in prior period non-cash stock compensation charges and related tax effects and is expected to result in other adjustments which will affect the preliminary unaudited GAAP and non GAAP results and full year guidance reported in this release. Therefore, all results reported in this release are unaudited and should be considered preliminary until the Form 10-Q for the first quarter ended March 31, 2007 is filed with the SEC.

      About McAfee, Inc.:
      McAfee, Inc., the leading dedicated security technology company, headquartered in Santa Clara, California, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. http://www.mcafee.com.

      NOTE: McAfee, SiteAdvisor, IntruShield, SiteAdvisor, Hercules, Citadel, Foundstone, VirusScan, and Avert, OK, Policy Enforcer, Total Protection, AntiSpyware and SecurityAlliance are registered trademarks or trademarks of McAfee, Inc. and/or its affiliates in the US United States and/or other countries. McAfee Red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks herein are the sole property of their respective owners.

                          McAFEE, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                           (Preliminary and unaudited)

                                                   March 31,     December 31, (1)
                                                     2007              2006

Assets:
  Cash and marketable securities                  $ 1,342,327    $      1,240,169
  Restricted cash                                         598                 950
  Accounts receivable, net                            146,774             170,655
  Prepaid expenses, income taxes
   and other current assets                           155,968             163,752
  Property and equipment, net                          94,245              91,977
  Deferred taxes                                      580,994             461,184
  Goodwill, intangibles and
   other long term assets, net                        671,435             671,722
     Total assets                                 $ 2,992,341    $      2,800,409


Liabilities:
  Accounts payable                                $    37,810    $         35,652
  Accrued liabilities                                 234,321             285,994
  Deferred revenue                                    893,896             894,568
  Accrued taxes and other long term liabilities        62,356             133,118
     Total liabilities                              1,228,383           1,349,332

Stockholders' Equity:
  Common stock                                          1,726               1,726
  Treasury stock                                     (303,270)           (303,074)
  Additional paid-in capital (2)                    1,691,229           1,450,049
  Deferred stock-based compensation                        --                  --
  Accumulated other comprehensive income               29,688              28,662
  Retained earnings (2)                               344,585             273,714
     Total stockholders' equity                     1,763,958           1,451,077
     Total liabilities and
      stockholders' equity                        $ 2,992,341    $      2,800,409


      (1) As previously disclosed, the completion of the restatement of our historical financial statements will result in prior-period, non-cash stock compensation charges and related tax effects and in other adjustments to certain balance sheet and income statement items that will affect our previously reported results as well as our preliminary unaudited results reported in this release. As noted below, certain of these prior period adjustments have been reflected in our preliminary balance sheets as of December 31, 2006 and March 31, 2007:

                                                                Prior-period
                                                                 Adjustments
                                                               (in thousands)

      Estimated increase to total assets,
      primarily related to tax effects of
      adjustments to liabilities and equity                     $     1,102

      Estimated decrease to total liabilities,
      primarily related to decreased foreign tax
      liabilities and deferred revenue, net of
      increases related to legal settlements and
      payroll taxes                                             ($    2,134)

      Estimated non-cash compensation charge
      associated with acceleration of unvested
      stock options held by former chief executive
      officer in the fourth quarter of 2006,
      estimated non-cash compensation benefit for
      correction of options modified in the fourth
      quarter of 2006 and estimated retained
      earnings impact as a result of above
      adjustments                                                     3,236

      Estimated increase to total liabilities and
      stockholders' equity                                      $     1,102

      While these prior period adjustments have been reflected in the preliminary balance sheets reported in this release, they have not been reflected in our income statement for the three months ended March 31, 2006.

      We expect both these balance sheet and income statement results to change, perhaps materially, pending completion of our restatement of our historical financial statements.

      (2) As of January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes". As a result of the implementation, we recognized a decrease of $126 million in the liability for unrecognized tax benefits, of which $101 million was accounted for as an increase to the January 1, 2007 balance of additional paid-in capital and $25 million was accounted for as an increase to the January 1, 2007 balance of retained earnings.

                          McAFEE, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)
                           (Preliminary and unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                     2007          2006

Net revenue                                      $   314,234    $   271,967

Cost of net revenue (1)                               61,422         48,276
Amortization of purchased technology                   7,812          3,841

  Gross profit                                       245,000        219,850

Operating costs:

  Research and development (1)                        50,745         43,686

  Marketing and sales (1)                             89,152         84,958

  General and administrative (1)                      43,973         36,294

  SEC and compliance costs                             5,052            420

  Restructuring charges                                3,126            551

  Amortization of intangibles                          2,677          2,793

  Acquisition retention bonuses and severance          2,250            919

  (Gain) loss on sale/disposal of
   assets and technology                                  (8)            24

  Total operating costs                              196,967        169,645

  Income from operations                              48,033         50,205

Interest and other income, net                        13,955         11,934


  Income before provision for income taxes            61,988         62,139

Provision for income taxes                            15,819         21,249

  Net income                                     $    46,169    $    40,890

Net income per share - basic                     $      0.29    $      0.25
Net income per share - diluted                   $      0.28    $      0.25

Shares used in per share calculation - basic         159,799        164,940
Shares used in per share calculation - diluted       163,238        166,833

      (1) As of January 1, 2006, the Company accounts for stock compensation expense under SFAS 123R, "Share-Based Payment", which requires stock compensation expense to be recognized based on grant date fair value.

      Cash and non-cash stock-based compensation charges are included as follows:

      Cost of net revenue                        $       953    $       924
      Research and development                         3,578          3,560
      Marketing and sales                              5,549          4,800
      General and administrative                       5,396          4,287
                                                 $    15,476    $    13,571

                          McAFEE, INC. AND SUBSIDIARIES
              RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
                      (in thousands, except per share data)
                           (Preliminary and unaudited)

                                                              Three Months Ended
                                                                   March 31,

                                                              2007         2006
Net revenue:
GAAP net revenue                                           $ 314,234    $ 271,967

Gross profit:
GAAP gross profit                                          $ 245,000    $ 219,850

Non-cash stock-based compensation charges            (A)         949          924

Amortization of purchased technology                 (B)       7,812        3,841

Non-GAAP gross profit                                      $ 253,761    $ 224,615

Operating income:
  GAAP operating income                                    $  48,033    $  50,205
  Non-cash stock-based compensation charges          (A)      15,245       13,571
  Amortization of purchased technology               (B)       7,812        3,841
  SEC and compliance costs                           (C)       5,052          420
  Restructuring charges                              (D)       3,126          551
  Amortization of intangibles                        (B)       2,677        2,793
  Acquisition retention bonuses and severance        (E)       2,250          919
  (Gain) loss on sale/disposal of
   assets and technology                             (F)          (8)          24

    Non-GAAP operating income                              $  84,187    $  72,324

Net income:
  GAAP net income                                          $  46,169    $  40,890
  Non-cash stock-based compensation charges          (A)      15,245       13,571
  Amortization of purchased technology               (B)       7,812        3,841
  SEC and compliance costs                           (C)       5,052          420
  Restructuring charges                              (D)       3,126          551
  Amortization of intangibles                        (B)       2,677        2,793
  Acquisition retention bonuses and severance        (E)       2,250          919
  (Gain) loss on sale/disposal of
   assets and technology                             (F)          (8)          24
  Provision for income taxes                         (G)      15,819       21,249

    Non-GAAP income before provision
     for income taxes                                      $  98,142    $  84,258

Non-GAAP provision for income taxes                  (H)      26,498       22,750
    Non-GAAP net income                                    $  71,644    $  61,508

Net income per share - diluted: *
  GAAP net income per share - diluted                      $    0.28    $    0.25
  Non-cash stock-based compensation
   adjustment per share                              (A)        0.09         0.08
  Other adjustments per share                    (B)-(H)        0.06         0.04

    Non-GAAP net income per
     share - diluted                                       $    0.44    $    0.37


Shares used to compute Non-GAAP net
 income per share - diluted:                                 163,238      166,833


      * Non-GAAP net income per share is computed independently for each period presented. The sum of GAAP net income per share and non-GAAP adjustments may not equal non-GAAP net income per share due to rounding differences.

      This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For detailed explanation of the adjustments made to comparable GAAP measures, the reasons why management uses these measures, the usefulness of these measures and the material limitations on the usefulness of these measures, see items (A) through (H).

      Items (A) through (H) on the "Reconciliation of GAAP to Non-GAAP Financial Measures" table are listed to the right of certain categories under "Gross Profit," "Operating Income," "Net Income" and "Net Income per Share" correspond to the categories explained in further detail below under paragraphs (A) through
(H).

      While we currently do not believe a non-GAAP net revenue metric is meaningful, GAAP net revenue has been provided to enable an understanding of the relationships between GAAP net revenue and the GAAP and non-GAAP financial measures included in the table above. As an example, this facilitates non- GAAP expense to revenue analysis. The non-GAAP financial measures are non- GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per share - diluted, which adjust for the following items: non-cash stock-based compensation, amortization of purchased technology and intangibles, SEC and compliance costs, restructuring (benefits) charges, acquisition retention bonuses and severance, loss/gain on sale/disposal of assets and technology, in-process research and development, income taxes and certain other items. We believe that the presentation of these non-GAAP financial measures is useful to investors, and such measures are used by our management, for the reasons associated with each of the adjusting items as described below:

      (A) Non-cash stock-based compensation charges consist of non-cash charges relating to employee stock options, restricted stock awards and units, and employee stock purchase plan awards determined in accordance with SFAS 123R, beginning January 1, 2006. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of non-cash stock-based compensation allows for more accurate comparisons of our operating results to our peer companies, and for a more accurate comparison of our financial results to previous periods. In addition, the Company believes it is useful to investors to understand the specific impact of the application of SFAS 123R on our operating results.
      (B) Amortization of purchased technology and intangibles expense are non-cash charges that can be impacted by the timing and magnitude of our acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of other companies in its industry.
      (C) SEC and compliance costs are charges related to discrete and unusual events where the Company has incurred significant compliance costs and which, in the Company's view are not ordinary course. Recent examples of such charges include (i) the Company's engagement through September 2006 of independent consultants to examine and recommend improvements to its internal controls to ensure compliance with federal securities laws as required by the Company's January 2006 settlement with the SEC, and (ii) costs related to the currently ongoing special committee investigation into the Company's past stock option practices. The Company's management excludes these costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these charges when presenting non-GAAP financial measures. Further, the Company believes it is useful to investors to understand the specific impact of these charges on its operating results.
      (D) Restructuring charges include excess facility and asset-related restructuring charges and severance costs resulting from reductions of personnel driven by modifications to the Company's business strategy, such as acquisitions or divestitures. These costs may vary in size based on the Company's restructuring plan. In addition, the Company's assumptions are continually evaluated, which may increase or reduce the charges in a specific period. The Company's management excludes these costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these charges when presenting non-GAAP financial measures.
      (E) Acquisition retention bonuses and severance vary significantly in size and amount and are disregarded by the Company's management when evaluating and predicting earnings trends because these charges are specific to prior acquisitions, and are therefore excluded by the Company when presenting non-GAAP financial measures.
      (F) (Gain) loss on sale/disposal of assets and technology relate to the sale or disposal of assets or product lines of the Company. These gains or losses can vary significantly in size and amount. The Company's management excludes these costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these charges when presenting non-GAAP financial measures. In addition, in periods where the Company realizes gains or incurs losses on the sale of assets and/or technology, the Company believes it is useful to investors to highlight the specific impact of these charges on its operating results.
      (G) Provision for income taxes is our GAAP provision that must be added back to GAAP net income to reconcile to non-GAAP income before taxes. The effective tax rate differs from the statutory rate primarily due to the impact of foreign tax credits and lower effective rates in some overseas jurisdictions.
      (H) Non-GAAP provision for income taxes. The Company's management used a 27% non-GAAP effective tax rate to calculate non-GAAP net income in 2007 and 2006, respectively. Management believes that the 27% effective tax rate in each respective period is reflective of a long-term normalized tax rate under the global McAfee legal entity and tax structure as of the respective period end.

                          McAFEE, INC. AND SUBSIDIARIES
             PROJECTED GAAP REVENUE AND RECONCILIATION OF PROJECTED
      GAAP NET INCOME PER SHARE TO PROJECTED NON-GAAP NET INCOME PER SHARE
                      (in millions, except per share data)
                           (Preliminary and unaudited)

                                                   Q2 FY'07            FY'07

Projected GAAP revenue range                     $295M - $310M   $1,220M - $1,295M

Projected net income per share reconciliation:
  Projected GAAP net income
    per share range - diluted                    $0.18 - $0.23       $1.07 - $1.27

Add back:
  Projected non-cash stock-based
    compensation adjustment
    per share, net of tax (1)                    $0.05 - $0.09       $0.27 - $0.37
  Projected other adjustments
    per share, net of tax (2)                    $0.05 - $0.11       $0.06 - $0.16

Projected non-GAAP net income
  per share range - diluted*                     $0.33 - $0.38       $1.55 - $1.65


      * We believe that providing a forecast of the non-GAAP items set forth above is useful to investors, and such items are used by our management, for the reasons associated with each of the adjusting items as described below.

      (1) Non-cash stock-based compensation charges consist of non-cash charges relating to employee stock options, restricted stock awards and units, and employee stock purchase plan purchases determined in accordance with SFAS 123R. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies, and for a more accurate comparison of our financial results to previous periods. In addition, the Company believes it is useful to investors to understand the specific impact of the application of SFAS 123R on our operating results.

      (2) Other adjustments include amortization of purchased technology and intangibles, SEC and compliance costs, restructuring charges, acquisition retention bonuses and severance, loss/gain on sale of assets and technology, income taxes and certain other items. We exclude these expenses because we believe they are not directly related to the operation of our business. A more detailed explanation of the reasons why we exclude these categories from our GAAP net income is contained in paragraphs (B) through (H) above under the table entitled "Reconciliation of GAAP to Non-GAAP Financial Measures."

 McAFEE, INC. AND SUBSIDIARIES

    Consolidated Revenue by Product Groups - Press Release - Total Consolidated (in thousands)

            Q1 2007       Q4 2006       Q3 2006       Q2 2006      Q1 2006
    McAfee
    Corpor-
    ate  $185,165  59% $173,134  57% $167,969  58% $166,183  60% $160,280   59%

    McAfee
    Cons-
    umer $129,069  41% $132,082  43% $119,811  42% $111,181  40% $111,687   41%

    Total
     MFE $314,234 100% $305,216 100% $287,780 100% $277,364 100% $271,967 100%

SOURCE  McAfee, Inc.
    -0-                             04/26/2007
    /CONTACT: media, Siobhan MacDermott, +1-415-299-2945, or siobhan_macdermott@mcafee.com, or investors, Kelsey Doherty, +1-646-728-1494, or kelsey_doherty@mcafee.com, both of McAfee, Inc./
    /FCMN Contact: siobhan_macdermott@mcafee.com /
    /Web site:  http://www.mcafee.com/